Exhibit 99.1

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Financial Statements

December 31, 2012 and 2011

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Management Committee
Gas Transmission Northwest LLC:

Report on the Financial Statements

We have audited the accompanying financial statements of Gas Transmission Northwest LLC (the Company), which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Gas Transmission Northwest LLC as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
March 28, 2013

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Balance Sheets

December 31, 2012 and 2011

(In thousands)

	2012	2011
Assets
Current assets:
Cash and cash equivalents	$46	50
Demand loan receivable from affiliate	20,534	23,837
Accounts receivable:
Trade, net of allowance of $0 in 2012 and $0 in 2011	17,726	17,206
Affiliate	513	365
Other	393	1,410
Materials and supplies	5,806	6,278
Other	5,012	5,596
Total current assets	50,030	54,742
Property, plant, and equipment:
Property, plant, and equipment	1,700,825	1,696,533
Construction work in progress	15,253	2,505
	1,716,078	1,699,038
Less accumulated depreciation and amortization	(919,794)	(887,397)
Total property, plant, and equipment, net	796,284	811,641
Other assets:
Regulatory assets	2,164	2,370
Other	949	1,048
Total other assets	3,113	3,418
Total assets	$849,427	869,801
Liabilities and Members’ Equity
Current liabilities:
Accounts payable:
Trade	$6,205	6,317
Affiliates	3,430	3,550
Other	3,863	6,020
Taxes payable (other than income)	726	478
Accrued interest	1,471	1,471
Total current liabilities	15,695	17,836
Long-term debt	325,000	325,000
Other liabilities	20,421	19,749
Members’ equity	488,311	507,216
Total liabilities and members’ equity	$849,427	869,801

See accompanying notes to financial statements.

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Statements of Income

Years ended December 31, 2012 and 2011

(In thousands)

	2012	2011
Operating revenues	$197,587	207,458

Operating expenses:
Operation and maintenance	39,138	44,475
Depreciation and amortization	36,692	37,237
Taxes, other than income	9,459	9,025

Total operating expenses	85,289	90,737

Operating income	112,298	116,721

Other income, net	(286)	(1,499)
Interest and debt expense	17,863	17,951
Interest income from affiliates	(35)	(92)

Income before income taxes	94,756	100,361

Income taxes	—	(1,274)

Net income	$94,756	101,635

See accompanying notes to financial statements.

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Statements of Members’ Equity

Years ended December 31, 2012 and 2011

(In thousands)

	2012	2011
Balance at beginning of period	$507,216	576,750
Net income	94,756	101,635
Dividends	—	(25,000)
Distributions to members	(113,661)	(146,169)
Balance at end of period	$488,311	507,216

See accompanying notes to financial statements.

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Statements of Cash Flows

Years ended December 31, 2012 and 2011

(In thousands)

	2012	2011
Cash flows from operating activities:
Net income	$94,756	101,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,692	37,237
Deferred income taxes	—	(7,268)
Allowance for funds used during construction, equity	(219)	(79)
Asset and liability changes:
Accounts receivable	349	5,033
Other current assets	1,056	(414)
Regulatory assets	205	955
Noncurrent assets	100	1,279
Accounts payable	(5,034)	(880)
Income taxes payable	—	(4,544)
Other current liabilities	249	(167)
Regulatory liabilities	(139)	804
Noncurrent liabilities	—	(1,727)

Net cash provided by operating activities	128,015	131,864

Cash flows from investing activities:
Additions to property, plant, and equipment	(17,661)	(17,086)
Other	—	2,401
Change in affiliate demand loan receivable	3,303	38,193

Net cash (used in) provided by investing activities	(14,358)	23,508

Cash flows from financing activities:
Dividend to parent	—	(25,000)
Distribution to members	(113,661)	(130,332)

Net cash used in financing activities	(113,661)	(155,332)

Net change in cash and cash equivalents	(4)	40

Cash and cash equivalents at beginning of year	50	10

Cash and cash equivalents at end of year	$46	50

Supplemental cash flow information:
Cash activities:
Interest paid, net of capitalized interest	$17,645	17,623
Income taxes paid, net of refunds	—	6,005

Noncash financing activities:
Accruals for property, plant and equipment	$2,646	—
Calpine receivable distributed	—	9,000
Interaffiliate account representing pension plan distributed	—	(7,031)
Interaffiliate account representing other post retirement benefits distributed	—	15,967

See accompanying notes to financial statements.

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

(1)                     Description of Business

Gas Transmission Northwest Corporation (the Company) was incorporated in the state of California on August 9, 1957. The Company was a wholly owned direct subsidiary of TransCanada American Investments, Ltd. (TAIL) and a wholly owned indirect subsidiary of TransCanada PipeLines Limited, TransCanada PipeLine USA Ltd., and TransCanada Corporation. These four entities are individually, or collectively, referred to herein as “TransCanada.”

On April 1, 2011, the Company was converted to a limited liability company (LLC). On April 26, 2011, TAIL and TC PipeLines, LP (TCLP) entered into a Purchase and Sale Agreement whereby TCLP acquired from TAIL a 25% interest in the Company. On May 3, 2011, the acquisition was completed.

On April 20, 2011, the Company contributed its investments in Gas Transmission Services LLC and Palomar Gas Holdings, LLC to TAIL.

The Company’s 1,353-mile transmission system extends from Kingsgate, British Columbia to Malin, Oregon. It interconnects with TransCanada’s BC System at the British Columbia-Idaho border; with Williams (Northwest Pipeline Corporation) at Spokane and Palouse, Washington, and at Stanfield, Oregon. At Malin, Oregon it interconnects with Tuscarora Gas Transmission Company, (a subsidiary of TC PipeLines, LP), Pacific Gas & Electric, and the Ruby Pipeline (Kinder Morgan, Inc.). The transmission system transports natural gas from producing fields primarily located in Western Canada, but also receives U.S. domestic gas supplies at Stanfield, Oregon and Malin, Oregon. The Company’s transmission system has the capacity to transport more than 2.9 billion cubic feet of gas a day (Bcf/d) with the capability of delivering more than 2.1 Bcf/d to California and up to 1 Bcf/d to the Pacific Northwest.

(2)                     Summary of Significant Accounting Policies

(a)                      Use of Estimates

The preparation of the financial statements in accordance with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(b)                      Cash and Cash Equivalents

The Company’s cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less and are recorded at cost, which approximates fair value.

(c)                       Accounting for Regulated Operations

The Company’s natural gas pipeline is subject to the authority of the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) 980, Regulated Operations, provides that rate regulated enterprises account for and report assets and liabilities consistent with the economic effect of the way in which regulators establish rates, if the rates are designed to recover the costs of providing the regulated service and if the competitive

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

environment makes it probable that such rates can be charged and collected. The Company’s natural gas transmission operations are regulated with respect to construction, operations, and determination of rates. The timing of recognition of certain revenues and expenses in this regulated business may differ from that otherwise expected under GAAP to appropriately reflect the economic impact of the regulators’ decisions regarding revenues and rates.

The Company’s regulatory assets and liabilities at December 31 are as follows:

			Remaining
			recovery/
			settlement
	2012	2011	period
	(In thousands)		(In years)
Regulatory assets:
Deferred charge on reacquired debt	$2,164	2,370	12
Fuel tracker (1)	870	1,755	n/a
Total regulatory assets	$3,034	4,125
Regulatory liabilities:
Cost of removal (2)	$19,427	18,617	n/a

Total regulatory liabilities	$19,427	18,617

(1)                     The Company’s fuel tracker mechanism, as approved by the FERC, provides for 100% recovery of the difference between the value of actual compressor fuel and line gain/loss versus amounts collected through its fuel rates. The value of such differences is reflected as a regulatory asset or liability. The Company’s fuel rates are updated on an annual basis to include these differences with fuel estimates for the upcoming year. This is classified as an other current asset.

(2)                     The Company collects estimated future removal costs related to its transmission and gathering facilities in its current rates. Estimated costs associated with the future removal of transmission and gathering facilities are collected through depreciation as allowed by FERC. These amounts do not represent asset retirement obligations as defined by FASB ASC 410, Accounting for Asset Retirement Obligations.

(d)                      Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses on accounts receivable, if it is determined that the Company will not collect all or part of the outstanding receivable balance. The Company regularly reviews its allowance for doubtful accounts and establishes or adjusts the allowance as necessary using the specific-identification method. Account balances are charged to the

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

allowance after all means of collection have been exhausted and the potential for recovery is no longer considered probable. Based upon a review of outstanding accounts receivable, historical collection information, and existing economic conditions, management has determined that all accounts receivable at December 31, 2012 and 2011 are fully collectible, and accordingly, no allowance for doubtful accounts against accounts receivable are necessary. Additionally, the Company did not charge to the allowance any accounts receivable in 2012 and 2011.

(e)                       Natural Gas Imbalances

Natural gas imbalances occur when the actual amount of natural gas delivered to or received from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered or received. The Company values these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of the Company’s tariff.

Imbalances due from others are reported on the balance sheets as trade accounts receivable or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheets as trade accounts payable or accounts payable to affiliates. In addition, the Company classifies all imbalances as current as the Company expects to settle them within a year.

(f)                         Material and Supplies

The Company’s inventory consists of materials and supplies. The materials and supplies are valued at cost with cost determined using the average cost method.

(g)                      Property, Plant, and Equipment

Property, plant, and equipment are recorded at their original cost of construction. For assets the Company constructs, direct costs are capitalized, such as labor and materials, and indirect costs, such as overhead, interest, and an equity return component on regulated businesses as allowed by the FERC. The Company capitalizes major units of property replacements or improvements and expenses minor items.

The Company uses the composite (group) method to depreciate property, plant, and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The depreciation rate is applied to the total cost of the group until its net book value equals its salvage value. All asset groups are depreciated using the FERC depreciation rates. Currently, the Company’s depreciation rates vary from 1.8% to 20% per year. Using these rates, the remaining depreciable life of these assets ranges from 1 to 45 years.

When property, plant, and equipment are retired, the Company charges accumulated depreciation and amortization for the original cost of the assets in addition to the cost to remove, sell, or dispose of the assets, less their salvage value. The Company does not recognize a gain or loss unless an entire operating unit is sold or retired. The Company includes gains or losses on dispositions of operating units in income.

The Company capitalizes a carrying cost on funds invested in the construction of long-lived assets. This carrying cost includes a return on the investment financed by debt and equity allowance for

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

funds used during construction (AFUDC). AFUDC is calculated based on the Company’s average cost of debt and equity. Debt amounts capitalized during the years ended December 31, 2012 and 2011 were not material. These amounts are included as a reduction of interest and debt expense in the statements of income. Equity amounts capitalized during the years ended December 31, 2012 and 2011 were not material. Capitalized carrying costs for AFUDC debt and equity are reflected as an increase in the cost of the asset on the balance sheets.

(h)                      Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

(i)                         Revenue Recognition

The Company’s revenues are primarily generated from transportation services and are based on the quantity of gas delivered or subscribed at a price specified in the contract. Transportation revenues include both reservation revenues and interruptible or volumetric-based services. For the Company’s reservation revenues, the Company recognizes revenues on firm contracted capacity ratably over the contract period regardless of the amount of natural gas that is transported. For the Company’s interruptible or volumetric-based services, the Company records revenues when physical delivery of natural gas occurs. The Company does not take ownership of the gas that it transports. The Company is subject to FERC regulations, and as a result, revenues the Company collects may be subject to refund in a rate proceeding. The Company establishes allowances for these potential refunds. As of December 31, 2012 and 2011, the Company has not received any revenue that is subject to refund.

(j)                         Commitments and Contingencies

Accounting for Asset Retirement Obligations

The Company accounts for asset retirement obligations pursuant to the provisions of FASB ASC 410-20, Asset Retirement Obligations. FASB ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. FASB ASC 410-20 also requires the Company to record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is to be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

The Company has determined it has legal obligations associated with its natural gas pipelines and related transmission facilities. The obligations relate primarily to purging and sealing the pipelines if they are abandoned. The Company is also required to operate and maintain its natural gas pipeline system, and intends to do so as long as supply and demand for natural gas exists, which the Company expects for the foreseeable future. Therefore, the Company believes its natural gas pipeline system assets have indeterminate lives and, accordingly, has recorded no asset retirement obligation as of December 31, 2012 and 2011. The Company continues to evaluate its asset retirement obligations and future developments that could impact amounts it records.

Other Contingencies

The Company recognizes liabilities for other contingencies when it has an exposure that, when fully analyzed, indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, the Company accrues a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established, and if no one amount in that range is more likely than any other, the lower end of the range is accrued.

(k)                      Income Taxes

For the Period Subsequent to April 1, 2011

The Company is no longer subject to income taxes and settled all current and deferred income tax balances pursuant to the Company’s tax-sharing agreement with TransCanada PipeLine USA Ltd. upon conversion to an LLC on April 1, 2011. Income taxes are the responsibility of the members and are not reflected in these financial statements.

For Periods Prior to April 1, 2011

The Company used the Asset and Liability method of accounting for income taxes. This method requires the recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates at the balance sheet date that are anticipated to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Changes to these balances are recognized in income in the period during which they occur.

The Company is party to a federal tax-sharing agreement with TransCanada PipeLine USA Ltd. The Company was included in a consolidated federal return filed by TransCanada PipeLine USA Ltd. but determined its current tax liabilities as if separate returns were filed. Pursuant to the tax-sharing agreement, the Company settled its tax liability/benefit with TransCanada PipeLine USA Ltd. For states that required combined/consolidated returns, the Company was included with certain TransCanada affiliates and settled its tax liabilities/refunds with TransCanada PipeLine USA Ltd. For all other state returns, the Company filed and paid its tax liabilities directly to the taxing jurisdictions.

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

The Company evaluated its tax positions for all jurisdictions and for all years where the statute of limitations had not expired to meet a more-likely than-not threshold (i.e., greater than a 50% likelihood of a tax position being sustained under examination) prior to recording a benefit for its tax positions. Additionally, for tax positions meeting this more-likely than-not threshold, the amount of benefit was limited to the largest benefit that had a greater than 50% probability of being realized upon ultimate settlement. Changes in recognition or measurement were reflected in the period in which the change in judgment occurred.

The Company performed a review of its uncertain tax positions and determined that there were no adjustments required for uncertain tax positions.

(3)                     Income Taxes

(a)                      Components of Income Taxes

The following table reflects the components of income tax expense included in income for the year ended December 31, 2011 (in thousands):

Current:
Federal	$4,343
State	945
Total current income tax expense	5,288
Deferred:
Federal	(5,910)
State	(652)
Total deferred income tax expense	(6,562)
Total income tax expense	$(1,274	)(1)

(1)         Through April 1, 2011; subsequently the Company was not taxable. See note 2(k).

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

(b)                      Effective Tax Rate Reconciliation

The Company’s income tax expense differs from the amount computed by applying the statutory federal income tax rate of 35% for the following reasons at April 1, 2011 (in thousands):

Income tax expense at the statutory federal rate of 35%	$10,905
State income taxes, net of federal income tax effect	190
Deferred tax adjustment	(13,752)
Regulatory assets adjustment	641
Other	742
Income tax expense	$(1,274)
Effective tax rate	(4.0)%

(1)         Through April 1, 2011; subsequently the Company was not taxable. See note 2(k).

(4)                     Commitments and Contingencies

(a)                      Legal Proceedings

In December 2009, PacifiCorp filed suit against the Company and Northwest Pipeline in Oregon State Court for approximately $7 million for damage to equipment at the Hermiston plant and lost profits. The plant is a natural gas generating facility located in Hermiston, Oregon. The Company’s motion to remove the case to federal court was successful.

The parties conducted a site visit in December 2011. A number of Summary Judgment Motions pending by all parties were heard and the court-ordered mediation occurred, without resolution in May 2012. In July 2012, the federal judge ruled that the issue of “commercially free” gas in the GTN’s tariff is subject to interpretation by FERC. The parties have briefed the issues to FERC and are waiting for FERC to determine whether a technical conference is necessary.

(b)                      Counterparty Credit Risk

Counterparty credit risk represents the financial loss that the Company would experience if a counterparty to a financial instrument, in which the Company has an amount owing from the counterparty, failed to meet its obligations in accordance with the terms and conditions of its contracts with the Company.

On December 20, 2005, Calpine corporation and certain subsidiaries, including Calpine Energy Services, LP, (collectively, Calpine), a shipper on the Company, filed for protection under Chapter 11 of the United States Bankruptcy Code. As of December 31, 2007, Calpine had defaulted on all of its firm transportation agreements with the Company. The Company held cash collateral from Calpine of approximately $6 million at the time of default. In 2008, the Bankruptcy Court

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

approved a settlement by the Company and Calpine under which the Company had an allowed unsecured claim against the Calpine estate in the amount of $192.5 million, plus retention of the $6 million in collateral held by the Company.

In February 2008, the Company received from TransCanada an initial distribution of 9.4 million shares in the reorganized Calpine in partial satisfaction of its claim. These shares were sold in February 2008 at $16.36 per share less commission fees, yielding $153.7 million.

In December 2010, the Company accrued an additional pretax gain of $9 million related to future proceeds with respect to its unsecured claim against the Calpine estate. The amount accrued is indicative of an estimated minimum amount due to the Company under the terms of the bankruptcy settlement. The accrued amount was transferred to TAIL as a distribution on April 25, 2011, prior to the sale transaction disclosed in note 1.

(c)                       Regulatory Matters

The Company’s transportation rates, which were in effect through December 31, 2011, were established in January 2008 in accordance with a settlement approved by the FERC and were effective January 1, 2007. Under the related settlement, a five-year rate moratorium was instituted, during which the Company and settling parties were prohibited under the Natural Gas Act of 1938 from taking certain actions, including initiating or supporting any rate review of the Company’s rates. This settlement also required the Company to file a Natural Gas Act Section 4 rate case within seven years of the effective date.

In lieu of filing a subsequent rate case under the terms of the 2007 settlement, on August 12, 2011, the Company filed a petition with the FERC requesting approval of a settlement with shippers and regulators regarding the Company’s rates and terms and conditions of service, effective January 1, 2012. On November 30, 2011, the FERC approved the settlement without modification, effective January 1, 2012. The settlement provided for a four-year moratorium period during which the Company and the settling parties are prohibited from taking certain actions, including making certain filings that would be inconsistent with the settlement. This settlement also requires the Company to file a general section 4 rate case for an effective date of January 1, 2016.

(d)                      Environmental Matters

The Company is not party to any material contingent liabilities with respect to compliance with applicable environmental laws and regulations.

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

(e)                       Operating Leases

The Company leases property, facilities, and equipment under various operating leases. Minimum future annual rental commitments on the Company’s operating leases as of December 31, 2012 were as follows (in thousands):

Year ending December 31:
2013	$574
2014	566
2015	583
2016	392
2017	242
Thereafter	723
Total	$3,080

Rental expense on the Company’s operating leases for the years ended December 31, 2012 and 2011 was $0.4 million and $0.3 million, respectively.

(f)                         Other Commercial Commitments

The Company holds cancelable easements or rights-of-way arrangements from landowners permitting the use of land for the construction and operation of the Company’s pipeline system. Currently, the Company’s obligations under these easements are not material to its results of operations.

(g)                      Other

The Company is from time to time subject to litigation incidental to its business. The Company is not aware of any contingent liabilities that would have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

(5)                     Long-Term Debt

The Company’s long-term debt outstanding consisted of the following at December 31:

	2012	2011
	(In thousands)
5.09% senior unsecured notes, due 2015	$75,000	75,000
5.29% senior unsecured notes, due 2020	100,000	100,000
5.69% senior unsecured notes, due 2035	150,000	150,000
Total long-term debt less current maturities	$325,000	325,000

The 2005 Note Purchase Agreement contains a covenant that limits total debt to no greater than 70 percent of total capitalization. At December 31, 2012, the total debt to total capitalization ratio was 40%.

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

As of December 31, 2012, the Company was in compliance with all its financial covenants.

(6)                     Fair Value Measurements

(a)                      Fair Value Hierarchy

Under FASB ASC 820, Fair Value Measurements and Disclosures, fair value measurements are characterized in one of three levels based upon the input used to arrive at the measurement. The three levels of the fair value hierarchy are as follows:

•                              Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•                              Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•                              Level 3 inputs are unobservable inputs for the asset or liability.

When appropriate, valuations are adjusted for various factors including credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

(b)                      Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments that are measured on a recurring basis at December 31, 2012 and 2011. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	2012		2011
	Carrying		Carrying
	amount	Fair value	amount	Fair value
	(In thousands)
Financial assets:
Demand loan receivable from affiliate	$20,534	20,534	23,837	23,837
Financial liabilities:
Long-term debt	325,000	406,944	325,000	388,794

The following methods and assumptions were used to estimate the fair value of each class of financial instruments measured on a recurring basis:

Demand loan receivable from affiliate — The carrying amount of demand loan receivable from affiliate approximates fair value due to the short maturity of the investments.

Long-term debt — The fair value of notes was estimated based on quoted market prices for the same or similar debt instruments with similar terms and remaining maturities, which is classified as

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

Level 2 in “Fair Value Hierarchy,” where the fair value is determined by using valuation techniques that refer to observable market data. The Company presently intends to maintain the current schedule of maturities for its notes, which will result in no gains or losses on repayment.

(7)                     Transactions with Major Customer

The following table shows revenues from the Company’s major customers comprising more than 10% of the Company’s total revenues for the years ended December 31:

	2012		2011
		Percentage		Percentage
	Amount	of total	Amount	of total
	(In thousands)
Pacific Gas and Electric Company	$46,793	23.68%	$68,061	32.90%
Avista Corporation	24,038	12.17	22,137	10.70

(8)                     Transactions with Affiliated Companies

(a)                      Cash Management Program

The Company participates in TransCanada’s cash management program, which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. Monies advanced under the agreement are considered to be a loan, accruing interest and repayable on demand. The Company shall receive interest on monies advanced to TransCanada at the rate of interest earned by TransCanada on its short-term cash investments. The Company shall pay interest on monies advanced from TransCanada based on TransCanada’s short-term borrowing costs or commercial paper rate. At December 31, 2012 and 2011, the Company had a demand loan receivable from TransCanada of $20.5 million and $23.8 million, respectively.

(b)                      Affiliate Revenues and Expenses

The Company is charged by TransCanada for services such as legal, tax, treasury, human resources, other administrative functions, and for other costs incurred on its behalf. These include, but are not limited to, employee benefit costs and property and liability insurance costs.

	December 31
	2012	2011
Costs charged by TransCanada’s subsidiaries	$28.8	33.1
Impact on the Company’s net income	27.3	31.7

These costs are based on direct assignment to the extent practicable, or by using allocation methods that are reasonable reflections of the utilization of services provided to or for the benefits received by the Company.

(Continued)

GAS TRANSMISSION NORTHWEST LLC

(Formerly, Gas Transmission Northwest Corporation)

Notes to Financial Statements

December 31, 2012 and 2011

At December 31, 2012 and December 31, 2011, the Company owed $2.8 million and $3.4 million, respectively, to these affiliates classified as accounts payable to associated companies on the balance sheet.

(9)                     Subsequent Events

On January 11, 2013, the Management Committee of the Company declared a cash distribution in the amount of $22.2 million. The distribution was paid on February 1, 2013.

Subsequent events have been assessed through March 28, 2013, which is the date the financial statements were issued, and management has concluded there were no events or transactions during this period that would require recognition or disclosure in the financial statements other than those already reflected.

(Continued)